Exhibit 3.10
LIMITED LIABILITY COMPANY AGREEMENT
OF
HARWOOD SERVICE COMPANY, LLC
a Delaware Limited Liability Company
     This LIMITED LIABILITY COMPANY AGREEMENT OF HARWOOD SERVICE COMPANY, LLC (this “Agreement”), dated as of March 1, 2001, is adopted, executed and agreed to by the sole Member (as defined below).
     1. Formation. Harwood Service Company, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).
     2. Term. The period of duration of the Company shall be one hundred (100) years, until December 31, 2101, unless it is earlier dissolved in accordance with the provisions of this Agreement.
     3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
     4. Sole Member. Centex Credit Corporation, a Nevada corporation, shall be the sole member of the Company (the “Member”).
     5. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
     6. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.
     7. Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Member; and the Member shall make all decisions and take all lawful actions for the Company.
     8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve, except as provided by the Certificate of Formation of the Company.

     9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

By:	CENTEX CREDIT CORPORATION
its sole Member
By:	/s/ Anthony H. Barone
Anthony H. Barone
President and Chief Executive Officer

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